Exhibits 3.1, 4.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ASSOCIATED BANC-CORP

These Articles of Amendment (the “Articles of Amendment”) to the Amended and Restated Articles of Incorporation of Associated Banc-Corp, a corporation organized under Chapter 180 of the Wisconsin Statutes (the “Corporation”), are executed by the undersigned for the purpose of amending the Corporation’s Amended and Restated Articles of Incorporation. In accordance with the provisions of Sections 180.0602 and 180.1002 of the Wisconsin Statutes, the amendment, set forth below, to the Corporation’s Amended and Restated Articles of Incorporation was adopted by the Board of Directors of the Corporation without shareholder approval, which was not required.

ARTICLE I

The name of the Corporation is Associated Banc-Corp

ARTICLE II

The following Articles of Amendment constituting an amendment to the Corporation’s Amended and Restated Articles of Incorporation were adopted by the directors of the Corporation at a meeting on May 22, 2015, and supplemented by resolutions adopted by a pricing committee of the directors of the Corporation at a meeting on June 1, 2015, in accordance with Section 180.0602 of the Wisconsin Statutes:

The Amended and Restated Articles of Incorporation are amended by adding the language set forth below to ARTICLE III of the Amended and Restated Articles of Incorporation. As of the date of these Articles of Amendment, the Corporation has not issued any shares of the 6.125% Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share.

(6)	Designation of 6.125% Non-Cumulative Perpetual Preferred Stock, Series C.

(a) Series C Preferred Stock. There shall be a series of the Preferred Stock with the following terms, preferences, limitations, and relative rights, in addition to those otherwise expressed in these Articles of Incorporation or any amendment thereto.

(i) Designation. The distinctive designation of such series is “6.125% Non-Cumulative Perpetual Preferred Stock, Series C” (“Series C Preferred Stock”).

(ii) Number of Shares. The number of shares of Series C Preferred Stock shall be 65,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock that have not been designated as another series of Preferred Stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by the Board of Directors.

(iii) Definitions. As used herein with respect to the Series C Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.

“Dividend Parity Stock” has the meaning assigned to such term in Section (iv)A(6)(b).

“Dividend Payment Date” has the meaning assigned to such term in Section (iv)A(1).

“Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date (except that the first Dividend Period (i) for the initial issuance of Series C Preferred Stock shall commence upon (and include) the Issue Date and (ii) for Series C Preferred Stock issued after the Issue Date, shall commence upon (and include) the applicable Start Date).

“Dividend Rate” means a rate per annum equal to 6.125%.

“Dividend Record Date” has the meaning assigned to such term in Section (iv)A(1).

“Issue Date” means the initial date of delivery of shares of Series C Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Event” has the meaning assigned to such term in Section (vi)A.

“Optional Redemption” has the meaning assigned to such term in Section (v)A(1).

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock Directors” has the meaning assigned to such term in Section (vii)B(1).

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

“Regulatory Event Redemption” has the meaning assigned to such term in Section (v)A(2).

“Start Date” means, for each share of Series C Preferred Stock, (x) the Issue Date, if such share was issued on the Issue Date, (y) if such share was not issued on the Issue Date, the date of issue, if issued on a Dividend Payment Date, or (z) otherwise, the most recent Dividend Payment Date preceding the date of issue of such share.

“Voting Parity Stock” has the meaning assigned to such term in Section (vii)B(1).

(iv) Dividends.

A. General.

(1) Dividend Payment Dates, Dividend Rate, Etc. Holders of Series C Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, or a duly authorized committee of the Board of Directors, but only out of funds legally available therefor, cash dividends at the Dividend Rate applied to the liquidation preference of $1,000 per share of Series C Preferred Stock, computed in accordance with Section (iv)A(3) and payable quarterly in arrears on the 15th day of each March, June, September and December in each year (each such date a “Dividend Payment Date”), commencing on September 15, 2015, to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors or such committee in advance of payment of each particular dividend (each, a

“Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Notwithstanding any other provision hereof, dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(2) Business Day Convention. If a Dividend Payment Date is not a Business Day, the applicable dividend will be paid on the first Business Day following that day without adjustment in the amount of the dividend per share of Series C Preferred Stock.

(3) Dividend Computation. Dividends payable on the Series C Preferred Stock in respect of each Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(4) Dividends Non-Cumulative. Dividends on shares of the Series C Preferred Stock shall not be cumulative. To the extent that any dividends on the shares of the Series C Preferred Stock for any Dividend Period are not declared and paid, in full or otherwise, on the related Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series C Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends not declared, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series C Preferred Stock.

(5) Dividend Payment Dates for Other Preferred Stock. For so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not issue any shares of Preferred Stock having any dividend payment date that is not also a Dividend Payment Date for the Series C Preferred Stock.

(6) Priority of Dividends.

(a) So long as any of the shares of the Series C Preferred Stock are outstanding, (1) no dividends (other than (a) dividends payable on Junior Stock in Junior Stock and (b) cash in lieu of fractional shares in connection with any such dividend) shall be paid or declared, in cash or otherwise, nor shall any other distribution be made, on the Common Stock or on any other Junior Stock and (2) the Corporation shall not purchase, redeem or otherwise acquire for consideration any Junior Stock or shares of any other series of Preferred Stock, unless, in either case (1) or (2), on the payment date for such dividend, purchase, redemption, or other acquisition, (a) the Corporation shall not be in default on its obligation to redeem any of the shares of its Series C Preferred Stock called for redemption, and (b) dividends in an amount computed in accordance with

Section (iv)A(3) for each share of Series C Preferred Stock as of the Dividend Payment Date for the then current Dividend Period have been paid or declared and funds set aside therefore.

(b) On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, on the Series C Preferred Stock and on any other class or series of Preferred Stock of the Corporation ranking on a parity with Series C Preferred Stock as to payment of dividends (any such class or series being herein referred to as “Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series C Preferred Stock and any Dividend Parity Stock shall be shared (1) first ratably by the holders of such shares, if any, who have the right to receive dividends with respect to dividend periods prior to the then current Dividend Period (which shall not include the Series C Preferred Stock) but for which such dividends were (i) not declared and paid or (ii) declared but not paid, in proportion to the respective amounts of such undeclared and/or unpaid dividends relating to prior Dividend Periods, and (2) thereafter by the holders of shares of Series C Preferred Stock and Dividend Parity Stock on a pro rata basis.

(v) Redemption.

A. Redemption.

(1) Subject to the further terms and conditions provided herein, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may, upon notice given as provided in Section (v)B, redeem shares of the Series C Preferred Stock at the time outstanding in whole or in part, from time to time, on any Dividend Payment Date on or after the Dividend Payment Date on June 15, 2020 (“Optional Redemption”).

Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, at any time, all (but not less than all) of the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section (v)B below, at the redemption price applicable on such date of redemption (“Regulatory Event Redemption”).

(2) Redemption.

(a) In the case of an Optional Redemption, the redemption price per share of Series C Preferred Stock shall be cash in an amount equal to $1,000 plus an amount equal to any declared and unpaid dividends for any prior Dividend Periods to the redemption date, without accumulation of any undeclared dividends.

(b) In the case of a Regulatory Event Redemption, the redemption price per share of Series C Preferred Stock shall be cash in an amount equal to $1,000 plus an amount equal to (i) any declared and unpaid dividends for any prior Dividend Periods plus (ii) any accrued but unpaid and undeclared dividends for the Dividend Period in which the redemption date occurs (if applicable) multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period.

(c) Any declared but unpaid dividends payable on a redemption date that occurs subsequent to a Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section (iv) above.

(3) The Series C Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to redeem, repurchase or retire the Series C Preferred Stock.

B. Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section (v)B shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are issued in book-entry form through The Depositary Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (iii) the redemption price; and (iv) the place or places where the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price.

C. Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board of Directors or such committee shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

D. Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(vi) Liquidation Rights.

A. Liquidation. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (each a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation and before any distribution to the holders of shares of Common Stock or any other Junior Stock, the holders of Series C Preferred Stock shall be entitled to receive the following out of the net assets of the Corporation, for each share of Series C Preferred Stock: an amount equal to $1,000 plus an amount equal to (i) any declared and unpaid dividends for any prior Dividend Periods plus (ii) any declared and unpaid dividends for the Dividend Period in which the Liquidation Event occurs (if applicable) multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the date of the Liquidation Event, and the denominator of which is the total number of days in such Dividend Period.

B. Partial Payment. If the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable in connection with a Liquidation Event to the holders of the Series C Preferred Stock and any other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to the distribution of assets upon a Liquidation Event, then the assets available for distribution to holders of shares of the Series C Preferred Stock and each such other series of Preferred Stock as to the distribution of assets upon liquidation shall be distributed ratably to the holders of shares of the Series C Preferred Stock and each such other series of Preferred Stock in proportion to the full preferential amounts payable on their respective shares upon the Liquidation Event.

C. Merger, Consolidation and Sale of Assets Not Liquidation. Neither the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, the consolidation or merger of the Corporation with or into any other entity, nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section (vi).

(vii) Voting Rights.

A. General. The holders of Series C Preferred Stock shall not have any voting rights except as set forth in this Section (vii) or as otherwise required by law.

B. Right to Elect Two Directors Upon Non-Payment of Dividends.

(1) If and whenever dividends on Series C Preferred Stock and any other class or series of Preferred Stock of the Corporation ranking on a parity with Series C Preferred Stock as to payment of dividends and having voting rights equivalent to those provided in this Section (vii)B for the Series C Preferred Stock (any such class or series being herein referred to as “Voting Parity Stock”) have not been declared and paid (i) in the case of the Series C Preferred Stock and any Voting Parity Stock bearing noncumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividends (whether or not consecutive), computed in accordance with Section (iv)A(3) in the case of the Series C Preferred Stock, and computed in accordance with the terms thereof in the case of any Voting Parity Stock, the authorized number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series C Preferred Stock, together with the holders of all other affected classes and series of Voting Parity Stock similarly entitled to vote for the election of a total of two additional directors, voting separately as a single class, shall be entitled to elect the two additional members of the Corporation’s Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Series C Preferred Stock and such Voting Parity Stock for which dividends have not been paid, called as hereinafter provided, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which its securities may be listed) that listed companies must have a majority of independent directors. The Board of Directors shall at no time have more than two Preferred Stock Directors.

(2) At any time after the voting power provided for in this Section (vii) shall have been vested in the holders of Series C Preferred Stock and any Voting Parity Stock, the Secretary of the Corporation may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series C Preferred Stock and any class or series of Voting Parity Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series C Preferred Stock and such Voting Parity Stock having such voting rights, for the election of the Preferred Stock Directors, such call to be made by notice similar to that provided in the bylaws for a special meeting of the shareholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series C Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the shareholder records of the Corporation. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as below provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and such Voting Parity Stock for which dividends have not been paid, voting as a single class.

(3) Whenever (i) all dividends on any cumulative Voting Parity Stock have been paid in full, (ii) full dividends computed in accordance with Section (iv)A(3) have been paid on the applicable Dividend Payment Dates on the Series C Preferred Stock for at least one year and (iii) full dividends on any non-cumulative Voting Parity Stock then outstanding have been paid in accordance with the terms thereof for at least one year, then the right of the holders of Series C Preferred Stock and such Voting Parity Stock to elect such Preferred Stock Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), and the terms of office of all Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

C. Other Voting Rights.

(1) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Stock outstanding at the time (voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock of the Corporation into any such shares, or (ii) amend, alter or repeal the provisions of these Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in clause (ii) above, so long as any shares of the Series C Preferred Stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Series C Preferred Stock, in each case taking into account that upon the occurrence of an event the Corporation may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof, and provided, further, that (i) any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of any Junior Stock or Preferred Stock ranking on a parity with the Series C Preferred Stock with respect to payment of dividends (whether such dividends are cumulative or non-cumulative) or distribution of assets upon liquidation, dissolution or winding up, and (ii) any change to the number of directors or number of classes of directors, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(2) On any matter on which the holders of the Series C Preferred Stock shall be entitled to vote (as provided herein or by applicable law), including any action by written consent, each share of Series C Preferred Stock shall have one vote per share.

(3) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series C Preferred Stock to effect such redemption.

(viii) Other Rights. The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation.

(ix) Additional Preferred Stock. The Corporation may authorize and issue additional shares of Junior Stock and on any other class or series of Preferred Stock of the Corporation ranking on a parity with Series C Preferred Stock with respect to payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon liquidation, dissolution or winding up of the Corporation, without the consent of the holders of the Series C Preferred Stock.

IN WITNESS WHEREOF, Associated Banc-Corp has caused these Articles of Amendment to be executed and sealed by its duly authorized officer on this 4th day of June, 2015.

ASSOCIATED BANC-CORP

By:	/s/ Randall J. Erickson
	Name:	Randall J. Erickson
	Title:	Executive Vice President, General Counsel and Corporate Secretary

This instrument was drafted by:

C.J. Wauters

Godfrey & Kahn, S.C.

780 N. Water Street

Milwaukee, Wisconsin 53202